Exhibit B-22

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                              SOUTHERN ENERGY, INC.

         Southern Energy, Inc., a company organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies:

         FIRST: The name of the Corporation is hereby changed from Southern Energy, Inc. to Southern Energy Resources, Inc., and to effect such change, the heading and Section One of the Certificate of Incorporation of the Corporation be amended, insofar as they refer to the name of the Corporation, to read Southern Energy Resources, Inc. in lieu of Southern Energy, Inc. Such change shall be effective as of January 2, 1998.

         SECOND: The sole shareholder of the Corporation has given its written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned, duly authorized officer, has hereunto set his hand as of the 30th day of December, 1997.

                                   BY:

                                   ITS:     Vice President
                                            Vance N. Booker